Exhibit (a)(1)(D)
Offer to Purchase

All Outstanding Shares of Common Stock

of

Squarespace, Inc.

at

$46.50 Per Share in Cash

Pursuant to the Offer to Purchase dated September 16, 2024

by

Spaceship Group MergerCo, Inc.
a wholly owned subsidiary of

Spaceship Purchaser, Inc.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE FOLLOWING 11:59 PM, NEW YORK CITY TIME, ON OCTOBER 11, 2024, UNLESS THE OFFER IS EXTENDED OR TERMINATED.
September 16, 2024
To Our Clients:
Enclosed for your consideration are the Offer to Purchase dated September 16, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Spaceship Group MergerCo, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Spaceship Purchaser, Inc. (“Parent”), a Delaware corporation, to purchase all of the outstanding shares of common stock, consisting of Class A, Class B and Class C Common Stock, each with a par value of $0.0001 per share (collectively, “Shares”), of Squarespace, Inc., a Delaware corporation (“Squarespace”), at a purchase price of $46.50 per Share (the “Offer Price”), to the seller in cash, without interest and subject to deduction for any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal. Also enclosed is the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Squarespace with the Securities and Exchange Commission in connection with the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”).
We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
Your attention is directed to the following:
1. The price to be paid in the Offer is $46.50 per Share, to you in cash, without interest and subject to deduction for any required withholding taxes.
2. The Offer is being made for all outstanding Shares other than Owned Company Shares (as defined in the Offer to Purchase).
3. The Offer is being made pursuant to an Amended and Restated Agreement and Plan of Merger dated as of September 9, 2024 (the “Merger Agreement”), by and among Parent, Merger Sub and Squarespace. The

Merger Agreement provides, among other things, that after the consummation of the Offer, Merger Sub will merge with and into Squarespace (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with Squarespace continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Shares (each as defined in the Offer to Purchase)) will be cancelled and automatically converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to deduction for any required tax withholding. The Merger Agreement is more fully described in “The Tender Offer—Section 10—The Merger Agreement; Other Agreements” of the Offer to Purchase.
4. The Special Committee (as defined in the Offer to Purchase) has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Squarespace and the Unaffiliated Company Stockholders (as defined in the Offer to Purchase); (ii) recommended to the Board of Directors of Squarespace that it approve the Merger Agreement and the transactions contemplated by the Merger Agreement; and (iii) recommended that the Unaffiliated Company Stockholders accept the Offer and tender their Shares (collectively, the “Special Committee Recommendation”), which Special Committee Recommendation has not been withdrawn, rescinded or modified in any way as of the date of the Offer.
5. The Board of Directors of Squarespace has unanimously, acting upon the recommendation of the Special Committee, (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Squarespace and the holders of Shares; (ii) approved the Merger Agreement and the execution and delivery of the Merger Agreement by Squarespace, the performance by Squarespace of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and conditions set forth therein; and (iii) recommended that the holders of Shares accept the Offer and tender their Shares.
6. The Offer and withdrawal rights expire at one minute following 11:59 PM New York City Time, on October 11, 2024, unless the Offer is extended by Merger Sub (as may be extended, the “Expiration Date”).
7. The Offer is conditioned upon (i) there having been validly tendered and not validly withdrawn the number of Shares that, together with any Owned Company Shares (as defined in the Offer to Purchase), as defined in the Merger Agreement, that equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding Shares, (ii) the number of Shares beneficially owned, directly or indirectly, by the Unaffiliated Company Stockholders, as defined in the Merger Agreement, and validly tendered and not validly withdrawn, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding Shares beneficially owned, directly or indirectly, by the Unaffiliated Company Stockholders, (iii) the number of shares of Class B Common Stock (as defined in the Offer to Purchase) validly tendered (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn, together with any Class B Common Stock constituting Owned Company Shares, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding shares of Class B Common Stock, and (iv) the number of shares of Class A Common Stock (as defined in the Offer to Purchase) validly tendered (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn, together with any Class A Common Stock constituting Owned Company Shares, equals at least one vote more than 50% of the aggregate voting power of all issued and outstanding shares of Class A Common Stock in each case as of the Expiration Time, but excluding any shares of Company Common Stock held in treasury by the Company as of the expiration of the Offer or any other shares of Company Common Stock acquired by the Company prior to the Expiration of the Offer (including any shares of Company Common Stock acquired in connection with tax withholding or payment of the exercise price for the exercise of Company Options, Company PSUs, or Company RSUs (each as defined in the Merger Agreement) (collectively, the “Minimum Condition”). The Offer is also subject to the other conditions described in the Offer to Purchase.
8. Any stock transfer taxes applicable to the sale of Shares to Merger Sub pursuant to the Offer will be paid by Merger Sub or any successor entity thereto, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. If you do not complete and sign the Internal Revenue Service Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all Shares held for your account, please complete, sign, detach and return to us the instruction form below. An envelope in which you can return your instructions to us is enclosed. If you authorize tender of any or all Shares held for your account, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the Expiration Date. Please note that Merger Sub is not providing for guaranteed delivery procedures. Therefore, you must allow sufficient time for the necessary tender procedures prior to the expiration of the Offer.
In all cases, Merger Sub will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares (except in the case of non-certificated Shares represented by book-entry (“Book-Entry Shares”)) or, in the case of Book-Entry Shares, confirmation of book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees or, in the case of Book-Entry Shares, confirmation of a book-entry transfer of such Shares in to the Depositary’s account at The Depository Trust Company and (iii) any other documents required by the Letter of Transmittal. For the avoidance of doubt, no holder of record of Book-Entry Shares entitled to receive payment shall be required to deliver a certificate or an executed Letter of Transmittal to the Depositary to receive the payment in respect of such Book-Entry Shares. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or confirmation of book-entry transfer with respect to Book-Entry Shares are actually received by the Depositary. Under no circumstances will interest be paid on the consideration paid for Shares accepted for purchase in the Offer, regardless of any extension of the Offer or any delay in making payment for such Shares.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other applicable laws of such jurisdiction or any administrative or judicial action pursuant thereto. Merger Sub may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub or by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

Instruction Form with Respect to the
Offer to Purchase
All Outstanding Shares of Common Stock
of
Squarespace, Inc.
at
$46.50 Per Share in Cash
Pursuant to the Offer to Purchase dated September 16, 2024
by
Spaceship Group MergerCo, Inc.
a wholly owned subsidiary of
Spaceship Purchaser, Inc.
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 16, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), in connection with the tender offer by Spaceship Group MergerCo, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Spaceship Purchaser, Inc. (“Parent”), a Delaware corporation, to purchase all of the outstanding shares of common stock, consisting of Class A, Class B and Class C Common Stock, each with a par value of $0.0001 per share (collectively, the “Shares”), of Squarespace, Inc., a Delaware corporation (“Squarespace”), at a purchase price of $46.50 per Share (the “Offer Price”), to the seller in cash, without interest and subject to deduction for any required tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.
This form instructs you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal furnished to the undersigned.
The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of the surrender of any certificate representing Shares or any other document submitted on my behalf to Computershare Trust Company, N.A. (the “Depositary”) will be determined by Merger Sub in its sole and absolute discretion (provided that Merger Sub may delegate such power in whole or in part to the Depositary).

Number of Class A Shares to be Tendered:
Number of Class B Shares to be Tendered:
Number of Class C Shares to be Tendered:

SIGN HERE
Shares*
Dated _ , 20
Signature(s)
Name(s)
Address(es)
(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security No.

* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.